EXHIBIT 1

MEMBERS OF FILING GROUP

V. Prem Watsa

The One One Zero Nine Holdco Limited

The Sixty Two Investment Company Limited

Fairfax Financial Holdings Limited

FFHL Group Ltd.

Brit Limited

Brit Insurance Holdings Limited

Brit Syndicates Limited

Brit Reinsurance (Bermuda) Limited

Fairfax (US) Inc.

Odyssey US Holdings Inc.

Odyssey Re Holdings Corp.

Odyssey Reinsurance Company